Exhibit 99.1

CONTACT

Matt DiLiberto

Chief Financial Officer

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER AND FULL YEAR 2014 FFO OF $1.45 and $5.94 PER SHARE BEFORE TRANSACTION COSTS;

AND EPS OF $0.59 AND $5.23 PER SHARE

Financial and Operating Highlights

•                  Fourth quarter FFO of $1.45 per share before transaction related costs of $0.02 per share and net of non-recurring charges of $0.07 per share related to the early repayment of the mortgage on 625 Madison Avenue, compared to prior year FFO of $1.42 per share before transaction related costs of $0.04 per share.

•                  Full year FFO of $5.94 per share before transaction related costs of $0.09 per share and net of non-recurring charges of $0.32 per share related to the early repayment or refinancing of debt, compared to prior year FFO of $5.21 per share before transaction related costs of $0.05 per share.

•                  Fourth quarter net income attributable to common stockholders of $0.59 per share compared to prior year net income of $0.39 per share.  Full year net income attributable to common stockholders of $5.23 per share, inclusive of gains recognized on the sales of real estate and purchase price fair value adjustments of $3.55 per share, compared to prior year net income of $1.10 per share.

•                  Combined same-store cash NOI increased 4.5 percent for the fourth quarter and 3.5 percent for the full year as compared to the same periods in prior year.

•                  Signed 42 Manhattan office leases covering 593,833 square feet during the fourth quarter and 227 Manhattan office leases covering 2,079,317 square feet for the full year.  The mark-to-market on signed Manhattan office leases was 13.0 percent higher in the fourth quarter than the previously fully escalated rents on the same spaces, resulting in a mark-to-market for the full year of 14.9 percent on signed Manhattan office leases.

•                  Signed 42 Suburban office leases covering 288,307 square feet during the fourth quarter and 137 Suburban office leases covering 776,549 square feet for the full year. The mark-to-market on signed Suburban office leases was 2.0 percent higher in the fourth quarter than the previously fully escalated rents on the same spaces, resulting in a mark-to-market for the full year of 1.4 percent on signed Suburban office leases.

•                  Increased Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, as of December 31, 2014 to 95.7 percent as compared to 95.3 percent as of September 30, 2014.

•                  Increased Suburban same-store occupancy, inclusive of leases signed but not yet commenced, as of December 31, 2014 to 83.3 percent as compared to 82.4 percent as of September 30, 2014.

•                  Signed a long-term lease with TD Bank to become the office and retail anchor tenant at One Vanderbilt, the Company’s proposed tower adjacent to Grand Central Terminal.  TD Bank will occupy approximately 200,000 square feet of space in One Vanderbilt, including a flagship retail store on the northeast corner of 42nd Street and Madison Avenue.

Investing Highlights

•                  Closed on the acquisition and subsequent joint venture of 347,000 square feet of newly constructed, vacant commercial condominium units on floors 2 and 22-34 at 55 W 46th Street, as well as a retail store on 46th Street and the building’s parking garage and fitness center for $295.0 million.  The property has been financed with a new $190.0 million floating rate mortgage.

•                  Together with our joint venture partners, closed on the acquisition of a 140,000 square foot development site at 225 Third Street in Gowanus, one of Brooklyn’s most exciting and diverse neighborhoods, for $72.5 million.  Subsequently, the property was financed with a new $40.0 million floating rate mortgage.

•                  Closed on the acquisition of the retail property at 102 Greene Street in SoHo for $32.3 million, continuing the growth of the Company’s prime retail property portfolio.

•                  Closed on the acquisition of additional ownership interests in the 647,000 square foot office condominium at 1745 Broadway, which is leased entirely to Random House, increasing the Company’s ownership to 56.88 percent.

•                  Entered into an agreement to expand the Company’s presence in the New York City residential market by acquiring a stake in a 23-building, 2.55 million square foot portfolio comprising 2,815 rental apartments and 43,000 square feet of prime retail space for $40 million.

•                  Closed on the sale of the leased fee interest in 2 Herald Square for a gross sales price of $365.0 million, recognizing a gain on sale of $18.8 million.

•                  Together with our joint venture partner, closed on the sale of 180 Maiden Lane for a gross sales price of $470.0 million in January 2015.

•                  Originated and retained, or acquired, debt and preferred equity investments totaling $181.1 million in the fourth quarter at a weighted average current yield of 8.3 percent.

Financing Highlights

•                  Modified and extended the $1.2 billion revolving line of credit portion of our $2.0 billion unsecured corporate credit facility, which extended the maturity date to March 2020, and reduced the cost by 25 basis points.

•                  Repaid the $146.3 million mortgage on 125 Park Avenue at maturity and prepaid the $114.8 million mortgage on 625 Madison Avenue, increasing the Company’s unencumbered asset base by $635.0 million.

Summary

New York, NY, January 28, 2015 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, for the quarter ended December 31, 2014 of $146.8 million, or $1.45 per share, before transaction costs of $2.1 million, or $0.02 per share, and net of non-recurring charges of $6.9 million, or $0.07 per share, related to the early repayment of the mortgage on 625 Madison Avenue, as compared to FFO for the same period in 2013 of $138.1 million, or $1.42 per share, before transaction costs of $3.6 million, or $0.04 per share.

The Company also reported FFO for the year ended December 31, 2014 of $592.1 million, or $5.94 per share, before transaction costs of $9.1 million, or $0.09 per share, and net of non-recurring charges of $32.4 million, or $0.32 per share, related to the early repayment or refinancing of debt, as compared to FFO for the same period in 2013 of $495.9 million, or $5.21 per share, before transaction costs of $4.3 million, or $0.05 per share.

Net income attributable to common stockholders for the quarter ended December 31, 2014 totaled $56.8 million, or $0.59 per share, compared to net income attributable to common stockholders of $37.1 million, or $0.39 per share for the same period in 2013.  Net income attributable to common stockholders for the year ended December 31, 2014 totaled $503.1 million, or $5.23 per share, inclusive of gains recognized on the sales of real estate and purchase price fair value adjustments of $353.8 million, or $3.55 per share, compared to net income attributable to common stockholders of $101.3 million, or $1.10 per share for the same period in 2013.

All per share amounts in this press release are presented on a diluted basis.

Operating and Leasing Activity

For the quarter ended December 31, 2014, the Company reported consolidated revenues and operating income of $386.6 million and $223.2 million, respectively, compared to $350.5 million and $198.3 million, respectively, for the same period in 2013. For the year ended December 31, 2014, the Company reported consolidated revenues and operating income of $1.5 billion and $880.5 million, respectively, compared to $1.4 billion and $760.7 million, respectively, for the same period in 2013.

Same-store cash NOI on a combined basis increased by 4.5 percent to $171.8 million and by 3.5 percent to $665.6 million for the quarter and year ended December 31, 2014, respectively, as compared to the same periods in 2013.  For the quarter ended December 31, 2014, consolidated property same-store cash NOI increased by 4.2 percent to $152.3 million and unconsolidated joint venture property same-store cash NOI increased 6.8 percent to $19.5 million, as compared to the same period in 2013.  For the year ended December 31, 2014, consolidated property same-store cash NOI increased by 2.1 percent to $589.8 million and unconsolidated joint venture property same-store cash NOI increased 14.8 percent to $75.7 million, as compared to the same period in 2013.

During the fourth quarter, the Company signed 42 office leases in its Manhattan portfolio totaling 593,883 square feet.  Eleven leases comprising 304,777 square feet represented office leases that replaced previous vacancy. Thirty-one leases comprising 289,106 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $59.12 per rentable square foot, representing a 13.0 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the fourth quarter was 11.5 years and average tenant concessions were 5.7 months of free rent with a tenant improvement allowance of $43.28 per rentable square foot.

During the year ended December 31, 2014, the Company signed 227 office leases in its Manhattan portfolio totaling 2,079,317 square feet.  Of the 227 office leases signed, 143 leases comprising 1,327,829 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $63.39 per rentable square foot, representing a 14.9 percent increase over the previously fully escalated rents on the same office spaces.

Manhattan same-store occupancy increased to 95.7 percent as of December 31, 2014, inclusive of 211,104 square feet of leases signed but not yet commenced, as compared to 95.3 percent at September 30, 2014.

During the fourth quarter, the Company signed 42 office leases in the Suburban portfolio totaling 288,307 square feet.  Twenty-three leases comprising 146,144 square feet represented office leases that replaced previous vacancy. Nineteen leases comprising the remaining 142,163 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $32.75 per rentable square foot, representing a 2.0 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the fourth quarter was 9.7 years and average tenant concessions were 8.9 months of free rent with a tenant improvement allowance of $31.67 per rentable square foot.

During the year ended December 31, 2014, the Company signed 137 office leases in its Suburban portfolio totaling 776,549 square feet.  Of the 137 office leases signed, 73 leases comprising 415,975 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $32.71 per rentable square foot, representing a 1.4 percent increase over the previously fully escalated rents on the same office spaces.

Same-store occupancy for the Company’s Suburban portfolio was 83.3 percent at December 31, 2014, inclusive of 86,154 square feet of leases signed but not yet commenced, as compared to 82.4 percent at September 30, 2014.

Significant leases that were signed during the fourth quarter included:

•                  New long-term lease on approximately 200,000 square feet with TD Bank to become the office and retail anchor tenant at One Vanderbilt, the Company’s proposed tower adjacent to Grand Central Terminal.  The space will include a flagship retail store on the northeast corner of 42nd Street and Madison Avenue;

•                  Early renewal and expansion on 133,215 square feet with Newmark & Company at 125 Park Avenue, bringing the remaining lease term to 16.8 years;

•                  New lease on 57,941 square feet with TD Bank for 15.0 years at 125 Park Avenue;

•                  Early renewal on 55,643 square feet with Cummings & Lockwood at 6 Landmark Square, Stamford, Connecticut, bringing the remaining lease term to 11.3 years;

•                  New lease on 36,166 square feet with Lowe’s Home Centers, LLC for 15.4 years at 635 Sixth Avenue;

•                  New lease on 32,162 square feet with Equinox for 25.0 years at 10 East 53rd Street;

•                  New lease on 30,254 square feet with Metropolitan Transportation Authority for 20.0 years at 420 Lexington Avenue;

•                  New lease on 30,000 square feet with Clarfeld Financial for 10.0 years at 520 White Plains Road, Tarrytown, New York;

•                  New lease on 26,885 square feet with The Legal Aid Society for 16.7 years at 150 Grand Street, White Plains, New York; and

•                  Early renewal on 24,754 square feet with MedCon Acquisitions at The Meadows, Rutherford, New Jersey, bringing the remaining lease term to 9.0 years.

Marketing, general and administrative, or MG&A, expenses for the quarter ended December 31, 2014 were $22.7 million, or 5.2 percent of total revenues and an annualized 48 basis points of total assets including the Company’s share of joint venture revenues and assets.  MG&A expenses for the year ended December 31, 2014 were $92.5 million, or 5.3 percent of total revenues and 49 basis points of total assets including the Company’s share of joint venture revenues and assets.

Real Estate Investment Activity

In October, the Company closed on the acquisition of 347,000 square feet of vacant commercial condominium units on floors 2 and 22-34 in the newly constructed Midtown Manhattan class-A office property located at 55 West 46th Street for $295.0 million.  The Company also acquired a retail store on 46th Street and the building’s parking garage and fitness center.  Simultaneously, the Company closed on a new $190.0 million mortgage loan. The new three-year mortgage, which bears interest at 230 basis points over LIBOR, had an initial funding of $150.0 million.

In November, the Company and Prudential Real Estate Investors, the real estate investment management and advisory business of Prudential Financial, Inc. (NYSE:PRU), announced the formation of a joint venture for the ownership of the condominium units at 55 West 46th Street.  A fund managed by PREI on behalf of institutional investors now owns a 75 percent stake under the terms of the new joint venture, with the Company keeping a 25 percent ownership interest and retaining management and leasing responsibilities.

In October, the Company, together with its joint venture partners, closed on the acquisition of a 140,000 square-foot site in Gowanus, one of Brooklyn’s most exciting and diverse neighborhoods, for $72.5 million. The 3-acre site is located at 225 Third Street between Bond Street and Third Avenue. Situated between Brooklyn’s iconic Park Slope and Carroll Gardens communities and accessible to the F, G and R lines, the property is directly across the street from the recently opened Whole Foods Market and near several of the area’s newest dining and recreational outposts.  In December, the joint venture financed the property with a new $40.0 million mortgage.  The two-year mortgage bears interest at 100 basis points over Prime.

In October, the Company acquired the retail property located at 102 Greene Street for $32.3 million. The transaction marks the continued growth of the Company’s prime retail property portfolio, which already includes several other assets in Manhattan’s popular SoHo retail district. The 9,200-square-foot asset currently features the Galeria Melissa footwear store, and also includes two residential units and 5,500 square feet of development rights. The building is located on what is becoming one of the top luxury boutique blocks of SoHo between Prince Street and Spring Street, across the street from Tiffany and Co. and surrounded by such tenants as Ralph Lauren, Apple, Etro, Fendi, Dior, Chloe, and Louis Vuitton.

During the fourth quarter, the Company acquired additional ownership interests in the 674,000-square-foot office condominium at 1745 Broadway, which is leased entirely to Random House. The Company, which originally acquired a 32.26 percent stake in the property in 2007, increased its ownership percentage to 56.88 percent as a result of the transactions.

In December, the Company entered into an agreement to expand its presence in the New York City residential market by acquiring a stake in a 23-building, 2.55 million square foot portfolio comprised of 2,815 rental apartments and 43,000-square-feet of prime retail space. As a result of the transaction, the Company will own a 50 percent share in both the partnership interests and promotes in the portfolio held through entities affiliated with Stonehenge with Ofer Yardeni retaining the other 50 percent ownership interest. In addition, the properties will continue to be managed and operated by Stonehenge and continue to be owned in partnerships with various institutional partners.  The portfolio consists of properties located in the some of the best and most attractive submarkets of Manhattan, including Gramercy Park, the West Village, Chelsea, Murray Hill and the Upper East and West Sides.  This transaction is expected to close during the first quarter of 2015, subject to the satisfaction of customary closing conditions.

In October, the Company closed on the sale of the leased fee interest in 2 Herald Square, which was improved with an existing 11-story 365,000 square foot commercial office building, for a gross sales price of $365.0 million and recognized a gain on sale of $18.8 million.

In January, the Company, together with its joint venture partner, closed on the sale of 180 Maiden Lane for a gross sales price of $470.0 million, resulting in an internal rate of return on the investment of approximately 16.0 percent.

Debt and Preferred Equity Investment Activity

The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.4 billion at December 31, 2014.  During the fourth quarter, the Company originated and retained, or acquired, new debt and preferred equity investments totaling $181.1 million, at a weighted average current yield of 8.3 percent, and recorded $228.4 million of principal reductions from investments that were sold or repaid.  As of December 31, 2014, the debt and preferred equity investment portfolio had a weighted average maturity of 2.0 years, excluding any extension options, and had a weighted average yield during the fourth quarter of 10.5 percent.

Financing and Capital Activity

In January, the Company closed on the modification and extension of the $1.2 billion revolving line of credit portion of its $2.0 billion unsecured corporate credit facility. The maturity date of the revolving line of credit was extended from March 2018 to March 2020 and the cost was reduced by 25 basis points. In November, the Company increased the $783.0 million term loan portion of the facility by $50.0 million to $833.0 million.

In November, the Company and its joint venture partner closed on a new $15.0 million mortgage at 121 Greene Street.  The new five-year mortgage bears interest at 150 basis points over LIBOR.

During the fourth quarter, the Company repaid the $146.3 million mortgage on 125 Park Avenue at maturity and prepaid the $114.8 million mortgage on 625 Madison Avenue, increasing the Company’s unencumbered asset base by $635.0 million.  The Company recorded a charge of $6.9 million related to the early repayment of the 625 Madison Avenue mortgage.

In October, the Company and its joint venture partner closed on a new $97.0 million leasehold mortgage at 650 Fifth Avenue.  The new two-year mortgage, which bears interest at 350 basis points over LIBOR, had an initial funding of $65.0 million.

Dividends

During the fourth quarter of 2014, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.60 per share of common stock, consistent with the previous announcement of a dividend increase in December 2014.  The dividend was paid on January 15, 2015 to stockholders of record on the close of business on January 2, 2015.  The new annual dividend of $2.40 per share presents a 20 percent increase over the prior period; and

•                  $0.40625 per share on the Company’s 6.50% Series I Cumulative Redeemable Preferred Stock for the period October 15, 2014 through and including January 14, 2015, which was paid on January 15, 2015 to stockholders of record on the close of business on January 2, 2015, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, January 29, 2015 at 2:00 pm ET to discuss the financial results.

Supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports”.

The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts” and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (877) 312-8765 Domestic or (419) 386-0002 International.

A replay of the call will be available through February 5, 2015 by dialing (800) 585-8367, using pass-code 60721032.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of December 31, 2014, SL Green held interests in 101 Manhattan buildings totaling 42.4 million square feet. This included ownership interests in 28.0 million square feet of commercial buildings and debt and preferred equity investments secured by 14.4 million square feet of buildings. In addition to its Manhattan investments, SL Green held ownership interests in 36 suburban buildings totaling 5.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Rental revenue, net	$294,189	$255,760	$1,121,066	$996,782
Escalation and reimbursement	44,167	41,115	164,376	155,965
Investment and preferred equity income	41,048	49,956	178,815	193,843
Other income	7,223	3,620	55,721	24,475
Total revenues	386,627	350,451	1,519,978	1,371,065
Expenses:
Operating expenses (including approximately $6,125 and $19,308 (2014) and $6,294 and $19,152 (2013) of related party expenses)	71,165	70,667	282,283	276,589
Real estate taxes	58,141	53,219	217,843	203,076
Ground rent	8,146	7,963	32,307	31,951
Interest expense, net of interest income	80,976	78,032	317,400	310,894
Amortization of deferred financing costs	6,640	3,451	22,377	15,855
Depreciation and amortization	97,273	85,795	371,610	324,461
Transaction related costs, net of recoveries	2,153	3,268	8,707	3,985
Marketing, general and administrative	22,710	22,742	92,488	86,192
Total expenses	347,204	325,137	1,345,015	1,253,003
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, gain (loss) on sale of investment in marketable securities, purchase price fair value adjustment and (loss) gain on early extinguishment of debt	39,423	25,314	174,963	118,062
Equity in net income from unconsolidated joint ventures	5,756	5,669	26,537	9,921
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	673	7,538	123,253	3,601
Gain (loss) on sale of investment in marketable securities	3,895	—	3,895	(65)
Purchase price fair value adjustment	—	—	67,446	(2,305)
(Loss) gain on early extinguishment of debt	(6,865)	5	(32,365)	(18,518)
Income from continuing operations	42,882	38,526	363,729	110,696
Net income from discontinued operations	3,626	5,836	19,075	25,687
Gain on sale of discontinued operations	18,817	—	163,059	14,900
Net income	65,325	44,362	545,863	151,283
Net income attributable to noncontrolling interests in the Operating Partnership	(2,457)	(1,114)	(18,467)	(3,023)
Net income attributable to noncontrolling interests in other partnerships	(1,545)	(1,822)	(6,590)	(10,629)
Preferred unit distributions	(800)	(568)	(2,750)	(2,260)
Net income attributable to SL Green	60,523	40,858	518,056	135,371
Preferred stock redemption costs	—	—	—	(12,160)
Perpetual preferred stock dividends	(3,738)	(3,738)	(14,952)	(21,881)
Net income attributable to SL Green common stockholders	$56,785	$37,120	$503,104	$101,330

Earnings Per Share (EPS)
Net income per share (Basic)	$0.59	$0.39	$5.25	$1.10
Net income per share (Diluted)	$0.59	$0.39	$5.23	$1.10

Funds From Operations (FFO)
FFO per share (Basic)	$1.44	$1.39	$5.87	$5.17
FFO per share (Diluted)	$1.43	$1.38	$5.85	$5.16

Basic ownership interest
Weighted average REIT common shares for net income per share	96,770	94,004	95,774	92,269
Weighted average partnership units held by noncontrolling interests	3,791	2,827	3,514	2,735
Basic weighted average shares and units outstanding	100,561	96,831	99,288	95,004

Diluted ownership interest
Weighted average REIT common share and common share equivalents	97,243	94,321	96,182	92,531
Weighted average partnership units held by noncontrolling interests	3,791	2,827	3,514	2,735
Diluted weighted average shares and units outstanding	101,034	97,148	99,696	95,266

SL GREEN REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$3,844,518	$3,032,526
Building and improvements	8,778,593	7,884,663
Building leasehold and improvements	1,418,585	1,366,281
Properties under capital lease	27,445	50,310
	14,069,141	12,333,780
Less accumulated depreciation	(1,905,165)	(1,646,240)
	12,163,976	10,687,540
Assets held for sale	462,430	—
Cash and cash equivalents	281,409	206,692
Restricted cash	149,176	142,051
Investment in marketable securities	39,429	32,049
Tenant and other receivables, net of allowance of $18,068 and $17,325 in 2014 and 2013, respectively	57,369	60,393
Related party receivables	11,735	8,530
Deferred rents receivable, net of allowance of $27,411 and $30,333 in 2014 and 2013, respectively	374,944	386,508
Debt and preferred equity investments, net of discounts and deferred origination fees of $19,172 and $18,593 in 2014 and 2013, respectively, and allowance of $1,000 in 2013	1,408,804	1,304,839
Investments in unconsolidated joint ventures	1,172,020	1,113,218
Deferred costs, net	327,962	267,058
Other assets	647,333	750,123
Total assets	$17,096,587	$14,959,001

Liabilities
Mortgages and other loans payable	$5,586,709	$4,860,578
Revolving credit facility	385,000	220,000
Term loan and senior unsecured notes	2,107,078	1,739,330
Accrued interest payable and other liabilities	137,634	114,622
Accounts payable and accrued expenses	173,246	145,889
Deferred revenue	187,148	263,261
Capitalized lease obligations	20,822	47,671
Deferred land leases payable	1,215	22,185
Dividend and distributions payable	64,393	52,255
Security deposits	66,614	61,308
Liabilities related to assets held for sale	266,873	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	9,096,732	7,627,099

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	469,524	265,476
Preferred units	71,115	49,550

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both December 31, 2014 and December 31, 2013	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 97,325 and 98,563 issued and outstanding at December 31, 2014 and December 31, 2013, respectively (including 3,603 and 3,570 shares held in Treasury at December 31, 2014 and December 31, 2013, respectively)	1,010	986
Additional paid-in capital	5,289,479	5,015,904
Treasury stock at cost	(320,471)	(317,356)
Accumulated other comprehensive loss	(6,980)	(15,211)
Retained earnings	1,752,404	1,619,150
Total SL Green Realty Corp. stockholders’ equity	6,937,374	6,525,405
Noncontrolling interests in other partnerships	521,842	491,471
Total equity	7,459,216	7,016,876
Total liabilities and equity	$17,096,587	$14,959,001

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$56,785	$37,120	$503,104	$101,330
Add:
Depreciation and amortization	97,273	85,795	371,610	324,461
Discontinued operations depreciation adjustments	147	3,310	5,581	16,443
Joint venture depreciation and noncontrolling interest adjustments	6,508	13,399	33,487	51,266
Net income attributable to noncontrolling interests	4,002	2,936	25,057	13,652
Less:
Gain on sale of discontinued operations	18,817	—	163,059	14,900
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	673	7,538	123,253	3,601
Purchase price fair value adjustment	—	—	67,446	(2,305)
Depreciable real estate reserves, net of recoveries	—	—	—	(2,150)
Depreciation on non-rental real estate assets	525	505	2,045	1,509
Funds From Operations	$144,700	$134,517	$583,036	$491,597

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013	2014	2013
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, gain on sale of investment in marketable securities, purchase price fair value adjustment and (loss) gain on early extinguishment of debt	$39,423	$25,314	$—	$—

Equity in net income from unconsolidated joint ventures	5,756	5,669	5,756	5,669
Depreciation and amortization	97,273	85,795	13,395	20,943
Interest expense, net of interest income	80,976	78,032	14,000	20,477
Amortization of deferred financing costs	6,640	3,451	1,310	2,506
(Loss) gain on early extinguishment of debt	(6,865)	5	—	—
Operating income	$223,203	$198,266	$34,461	$49,595

Marketing, general & administrative expense	22,710	22,742	—	—
Net operating income from discontinued operations	5,441	14,120	—	—
Loan loss and other investment reserves, net of recoveries	—	—	—	—
Transaction related costs, net of recoveries	2,153	3,268	(29)	341

Non-building revenue	(43,703)	(49,251)	(1,577)	(6,197)
Equity in net income from unconsolidated joint ventures	(5,756)	(5,669)	—	—
Loss (gain) on early extinguishment of debt	6,865	(5)	—	—
Net operating income (NOI)	210,913	183,471	32,855	43,739	$243,768	$227,210

NOI from discontinued operations	(5,441)	(14,120)	—	—	(5,441)	(14,120)
NOI from other properties/affiliates	(37,840)	(7,549)	(10,657)	(22,466)	(48,497)	(30,015)
Same-Store NOI	$167,632	$161,802	$22,198	$21,273	$189,830	$183,075

Ground lease straight-line adjustment	400	281	—	—	400	281

Straight-line and free rent	(11,030)	(9,263)	(2,181)	(2,601)	(13,211)	(11,864)
Rental income — FAS 141	(4,684)	(6,610)	(543)	(439)	(5,227)	(7,049)
Same-store cash NOI	$152,318	$146,210	$19,474	$18,233	$171,792	$164,443

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Tweleve Months Ended December 31,		Tweleve Months Ended December 31,		Tweleve Months Ended December 31,
	2014	2013	2014	2013	2014	2013
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, gain (loss) on sale of investment in marketable securities, purchase price fair value adjustment and loss on early extinguishment of debt	$174,963	$118,062	$—	$—

Equity in net income from unconsolidated joint ventures	26,537	9,921	26,537	9,921
Depreciation and amortization	371,610	324,461	60,691	84,403
Interest expense, net of interest income	317,400	310,894	61,556	79,896
Amortization of deferred financing costs	22,377	15,855	6,008	9,637
Loss on early extinguishment of debt	(32,365)	(18,518)	—	—
Operating income	$880,522	$760,675	$154,792	$183,857

Marketing, general & administrative expense	92,488	86,192	—	—
Net operating income from discontinued operations	37,790	64,906	—	—
Loan loss and other investment reserves, net of recoveries	—	—	—	—
Transaction related costs, net of recoveries	8,707	3,985	372	356

Non-building revenue	(217,856)	(201,416)	(17,467)	(18,451)
Equity in income from unconsolidated joint ventures	(26,537)	(9,921)	—	—
Loss on early extinguishment of debt	32,365	18,518	3,382	—
Net operating income (NOI)	807,479	722,939	141,079	165,762	$948,558	$888,701

NOI from discontinued operations	(37,790)	(64,906)	—	—	(37,790)	(64,906)
NOI from other properties/affiliates	(111,992)	(22,437)	(54,941)	(87,906)	(166,933)	(110,343)
Same-Store NOI	$657,697	$635,596	$86,138	$77,856	$743,835	$713,452

Ground lease straight-line adjustment	1,602	1,143	—	—	1,602	1,143

Straight-line and free rent	(47,886)	(40,357)	(8,404)	(9,645)	(56,290)	(50,002)
Rental income — FAS 141	(21,578)	(18,956)	(1,990)	(2,257)	(23,568)	(21,213)
Same-store cash NOI	$589,835	$577,426	$75,744	$65,954	$665,579	$643,380

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2014	2013
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	21,905	23,240
Portfolio percentage leased at end of period	95.3%	94.3%
Same-Store percentage leased at end of period	94.7%	93.5%
Number of properties in operation	30	32

Office square feet where leases commenced during quarter (rentable)	303,677	3,327,835
Average mark-to-market percentage-office	14.7%	11.6%
Average starting cash rent per rentable square foot-office	$59.49	$47.66

(1)  Includes wholly-owned and joint venture properties.